U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

APOLLO GOLD CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously paid:

(1)	Form, Schedule or Registration Statement No.:

(2)	Filing Party:

(3)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

APOLLO GOLD CORPORATION

AND MANAGEMENT INFORMATION AND PROXY CIRCULAR

April 3, 2008

INVITATION TO SHAREHOLDERS

It is my great pleasure to invite you to join our board of directors and the senior management of Apollo Gold Corporation at our next annual meeting, which convenes at 10:00 a.m. (Colorado time) on May 7, 2008, at the Embassy Suites Denver Southeast, 7525 E. Hampden Avenue, Denver, Colorado, USA.

I urge you to attend if you can. This occasion is your opportunity to receive a first-hand account of how Apollo Gold Corporation performed for the year ended December 31, 2007, as well as to hear our plans for the future.

Should you have any questions for senior management, the annual meeting is an excellent place to raise them.

If you cannot attend in person, I encourage you to exercise the power of your proxy, by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the annual meeting and wish to change your proxy vote, you may change your proxy by voting in person at the annual meeting. For further information regarding the power of your proxy please read the accompanying Management Information and Proxy Circular.

I appreciate your participation, and I look forward to seeing you this May in Denver, Colorado.

Sincerely,

(Signed)	R. David Russell President and Chief Executive Officer	April 3, 2008

i

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT an annual meeting (the “Meeting”) of the shareholders of Apollo Gold Corporation (the “Corporation”) will be held at the Embassy Suites Denver Southeast, 7525 E. Hampden Avenue, Denver, Colorado, USA on May 7, 2008, at 10:00 a.m. (Colorado time) for the following purposes:

(1)	to receive the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2007, together with the report of the auditors thereon;
(2)	to elect directors of the Corporation;
(3)	to appoint the Corporation’s independent auditors and to authorize the directors to fix their remuneration;
(4)	to transact such other business as may properly come before the Meeting or any adjournment thereof.

The accompanying Management Information and Proxy Circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this Notice of Meeting.

SHAREHOLDERS WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY, AND TO RETURN IT IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

If you are a REGISTERED SHAREHOLDER of the Corporation and are unable to attend the Meeting in person, please date and execute the accompanying form of proxy. Proxies to be used at the Meeting must be deposited with CIBC Mellon Trust Company, Proxy Department, 200 Queen’s Quay East, Unit #6, Toronto, Ontario, M5A 4K9 Canada, before 5:00 p.m. (Toronto time) on May 5, 2008.

If you are a NON-REGISTERED SHAREHOLDER of the Corporation and receive these materials through your broker or another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or such other intermediary. In addition, please read the section entitled Q&A on Proxy Voting “If my shares are not registered in my name but are held in the name of a nominee (a bank, trust company, securities broker, trustee or other), how do I vote my shares?”

By Order of the Board,

(Signed) R. David Russell
President and Chief Executive Officer

Greenwood Village, Colorado
April 3, 2008

APOLLO GOLD CORPORATION

APOLLO GOLD CORPORATION
5655 S. YOSEMITE STREET, SUITE 200
GREENWOOD VILLAGE, COLORADO 80111-3220

MANAGEMENT INFORMATION AND PROXY CIRCULAR

GENERAL PROXY INFORMATION

Solicitation of Proxies

This Management Information and Proxy Circular (the “Circular”) is furnished in connection with the solicitation of proxies on behalf of Apollo Gold Corporation (the “Corporation” or “Apollo”) by its management for use at the annual meeting (the “Meeting”) of shareholders of the Corporation (the “shareholders”) to be held on May 7, 2008, at 10:00 a.m. (Colorado time), or any adjournment thereof, at the Embassy Suites Denver Southeast, 7525 E. Hampden Avenue, Denver, Colorado, USA for the purposes set out in the accompanying notice of meeting (the “Notice of Meeting”).

The solicitations will be made primarily by mail, but proxies may also be solicited personally or by telephone by directors, officers and regular employees of the Corporation at nominal cost. Banks, brokers, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to beneficial owners, and the Corporation will reimburse such persons for reasonable out-of-pocket expenses incurred by them in this connection. The expenses of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Corporation.

This Circular, the Notice of Meeting and accompanying Proxy are being mailed on or about April 10, 2008.

Quorum

A quorum is required in order for the Meeting to be properly constituted. The holders of at least one-third of the shares entitled to vote at a meeting of shareholders, personally present or represented by proxy, shall constitute a quorum.

Voting Shares and Principal Holders Thereof

The authorized capital of the Corporation consists of an unlimited number of common shares (“Common Shares”). As of the close of business on April 3, 2008, the record date for the Meeting, 160,965,258 Common Shares were outstanding and entitled to vote. Each Common Share is entitled to one (1) vote. The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol APG, and on the American Stock Exchange (“AMEX”) under the symbol AGT.

Beneficial Ownership Table

The following table sets forth certain information known to the Corporation with respect to the beneficial ownership of the Corporation’s Common Shares as of April 3, 2008 by (i) all persons who are known to the Corporation to be beneficial owners of five percent (5%) or more of the Common Shares, (ii) each of the proposed directors, (iii) the chief executive officer, the chief financial officer, three other executive officers whose total compensation is more than $100,000 (collectively, the “Named Executive Officers”) and (iv) all proposed directors and Named Executive Officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Common Shares subject to options or warrants that are currently exercisable or exercisable within 60 days of April 3, 2008 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of Apollo Gold Corporation, 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111-3220. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all Common Shares shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 160,965,258 of the Corporation’s Common Shares outstanding as of April 3, 2008.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class
St. Andrew Goldfields Ltd. (2)	28,675,000 (3)	17.81%
RAB Special Situations (Master) Fund Limited (4)	21,243,933 (5)	11.89%
CCM Master Qualified Fund Ltd. (6)	10,203,900 (7)	6.08%
W.S. (Steve) Vaughan (Director)	175,000 (8)	*
G. Michael Hobart (Director)	230,545 (8)	*
Charles E. Stott (Director)	222,000 (8)	*
Robert W. Babensee (Director)	165,000 (8)	*
Marvin K. Kaiser (Director)	135,000 (8)	*
David W. Peat (Director)	135,000 (8)	*
R. David Russell (CEO and President)	2,426,600 (8)(9)	1.50%
Melvyn Williams (Sr. Vice President and CFO)	1,113,333 (8)	*
Richard F. Nanna (Sr. Vice President)	1,678,125 (8)	1.04%
Timothy G. Smith (Vice President and General Manager)	317,500 (8)	*
Brent E. Timmons (Vice President & Controller)	95,900 (8)	*
All Named Executive Officers and directors as a group (10 persons)	6,694,003 (8)(9)	4.07%

*	Represents less than 1% of our outstanding Common Shares.
(1)	Unless otherwise noted, all shares are Common Shares.
(2)	The address for St. Andrews Goldfields, Ltd. is 1540 Cornwall Road, Suite 212, Oakville, Ontario, Canada L6J 7W5.
(3)	Based on information reported by St. Andrews Goldfields, Ltd. in Form 4 filed with the SEC on September 4, 2007.
(4)	The address for RAB Special Situations (Master) Fund Limited is P.O. Box 908 GT, Walker House Mary Street, George Town, Cayman Islands.
(5)	Based on information reported by RAB Special Situations (Master) Fund Limited in its Schedule 13G/A filed with the SEC. Shares beneficially owned includes (i) 3,133,333 Common Shares; (ii) $4,290,000 principal amount of convertible debenture convertible into 8,580,000 Common Shares and warrants to acquire additional 9,180,600 Common Shares, which convertible debenture and warrant were acquired in the Corporation’s Series 2007-A convertible debenture placement which was completed in February 2007 (the “2007 Convertible Debenture Offering”) and (iii) 350,000 Common Shares owned by Philip Richards, a director of RAB Special Situations (Master) Fund Limited. Under the terms of warrants and convertible debenture acquired in the 2007 Convertible Debenture Offering, in no event shall such securities be converted into or exercised for Common Shares, if after giving effect to such conversion or exercise, the holder would, in aggregate, beneficially own Common Shares in excess of 9.99% of the issued and outstanding Common Shares, within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934, as amended.
(6)	The address for CCM Master Qualified Fund, Ltd. One North Wacker Drive — Suite 4350, Chicago, IL 60606.
(7)	Based on information reported by CCM Master Qualified Fund, Ltd., Coghill Capital Management, LLC. and Clint D. Coghill in the Schedule 13G/A filed with the SEC on February 14, 2008. Includes (i) 3,220,566 Common Shares; (ii) share purchase warrants exercisable to acquire 4,538,334 Common Shares; and (iii) $1,225,000 principal amount of convertible debentures convertible into 2,450,000 Common Shares and warrants to acquire an additional 2,4500,000 Common Shares, which convertible debenture and warrant were acquired in the 2007 Convertible Debenture Offering.
(8)	Amounts shown include Common Shares subject to options exercisable within 60 days as follows: 175,000 Common Shares for Mr. Vaughan; 790,500 Common Shares for Mr. Russell; 175,000 Common Shares for Mr. Hobart; 220,000 Common Shares for Mr. Stott; 135,000 Common Shares for Mr. Babensee; 135,000 Common Shares for Mr. Kaiser; 135,000 Common Shares for Mr. Peat; 663,500 Common Shares for Mr. Williams; 650,000 Common Shares for Mr. Nanna; 312,500 Common Shares for Mr. Smith and 80,000 Common Shares for Mr. Timmons.
(9)	Includes 100 Common Shares owned by a member of Mr. Russell’s immediate family.

Q & A ON PROXY VOTING

Q:	What am I voting on?
A:	Shareholders are voting on (i) the election of directors to the board of directors of the Corporation for 2008, (ii) the appointment of auditors for the Corporation for 2008, and (iii) such other business as may properly come before the Meeting or any adjournment thereof.
Q:	Who is entitled to vote?
A:	Shareholders as of the close of business on April 3, 2008 (the “Record Date”), are entitled to vote. Each Common Share is entitled to one vote on those items of business identified in the Notice of Meeting.

If you acquired your shares after the Record Date, please refer to the answer to the question “What if ownership of shares has been transferred after April 3, 2008?” to determine how you may vote such shares.

Q:	How do I vote?
A:	There are two ways you can vote your shares if you are a registered shareholder. You may vote in person at the Meeting or you may sign the enclosed form of proxy appointing the named persons or some other person you choose, who need not be a shareholder, to represent you as proxyholder and vote your shares at the Meeting. If your shares are held in the name of a nominee, please refer to the answer to the question “If my shares are not registered in my name but are held in the name of a nominee (a bank, trust company, securities broker, trustee or other), how do I vote my shares?” to determine how you may vote your shares.
Q:	What if I plan to attend the Meeting and vote in person?
A:	If you are a registered shareholder and plan to attend the Meeting on May 7, 2008 and wish to vote your shares in person at the Meeting, do not complete or return the form of proxy. Your vote will be taken and counted at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the Meeting. If your shares are held in the name of a nominee, refer to the answer to the question “If my shares are not registered in my name but are held in the name of a nominee (a bank, trust company, securities broker, trustee or other), how do I vote my shares?” for voting instructions.
Q:	Who is soliciting my proxy?
A:	The enclosed form of proxy is being solicited on behalf of Apollo Gold Corporation by its management. The solicitation will be made primarily by mail but may also be made by telephone, in writing or in person by the employees of the Corporation. Banks, brokers, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to beneficial owners, and the Corporation will reimburse such persons for reasonable out-of-pocket expenses incurred by them in this connection. The expenses of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Corporation.
Q:	What if I sign the form of proxy enclosed with this Circular?
A:	Signing the enclosed form of proxy gives authority to each of R. David Russell, the President and Chief Executive Officer of the Corporation, and Melvyn Williams, the Senior Vice President — Finance and Corporate Development and Chief Financial Officer of the Corporation, or to another person you have appointed, to vote your shares at the Meeting.
Q:	Can I appoint someone other than these representatives to vote my shares?
A:	Yes. Write the name of this person, who need not be a shareholder, in the blank space provided in the form of proxy. It is important to ensure that any other person you appoint is attending the Meeting and is aware that he or she has been appointed to vote your shares. Proxyholders should, upon arrival at the Meeting, present themselves to a representative of CIBC Mellon Trust Company.
Q:	What do I do with my completed proxy?
A:	Return it to the Corporation’s transfer agent, CIBC Mellon Trust Company, in the envelope provided, at “CIBC Mellon Trust Company, Proxy Department, 200 Queen’s Quay East, Unit #6, Toronto, Ontario M5A

4K9 Canada”, or by fax to (416) 368-2502 so that it arrives no later than 5:00 p.m. (Toronto time) on May 5, 2008. This will ensure that your vote is recorded.
Q:	If I change my mind, can I take back my proxy once I have given it?
A:	Yes. If you change your mind and wish to revoke your proxy, prepare a written statement to this effect or, if you are a registered shareholder, you may attend the annual meeting and vote and this will automatically revoke your proxy. If you prepare the written statement, the statement must be signed by you or your attorney as authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized. This statement must be delivered either to the executive office of the Corporation at 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220 no later than 5:00 p.m. (Toronto time) on May 5, 2008 or to the Chairman of the Meeting on the day of the Meeting, May 7, 2008, or any adjournment of the Meeting, prior to the time of voting.
Q:	How will my shares be voted if I give my proxy?
A:	The persons named on the form of proxy must vote for or against or withhold from voting your shares in accordance with your directions. In the absence of such directions, however, your shares will be voted in favor of the election of directors to the board of directors and the appointment of auditors.
Q:	What if amendments are made to these matters or if other matters are brought before the Meeting?
A:	The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting.

As of the date of this Circular, management of the Corporation knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Q:	How many shares are entitled to vote?
A:	As of April 3, 2008, there were 160,965,258 Common Shares outstanding. Each registered shareholder has one vote for each Common Share held at the close of business on April 3, 2008.
Q:	What if ownership of shares has been transferred after April 3, 2008?
A:	The person who acquired such shares after April 3, 2008, must produce properly endorsed share certificates or otherwise establish that he or she owns the shares and must ask the Corporation no later than 5:00 p.m. (Toronto time) on April 25, 2008, that his or her name be included in the list of shareholders before the Meeting in order to be entitled to vote these shares at the Meeting.
Q:	Who counts the votes?
A:	The Corporation’s transfer agent, CIBC Mellon Trust Company, counts and tabulates the proxies. This is done independently of the Corporation to preserve the confidentiality of individual shareholder votes. Proxies are referred to the Corporation only in cases where a shareholder clearly intends to communicate with management or when it is necessary to do so to meet the requirements of applicable law.

Q:	If I need to contact the transfer agent, how do I reach them?
A:	You can contact the transfer agent as follows:

By mail:	or by telephone:
CIBC Mellon Trust Company P.O. Box 7010 Adelaide Postal Station Toronto, Ontario M5E 2W9	Within Canada and the United States at 1-416-643-5500 or 1-800-387-0825
E-mail: enquiries@ibcmellon.com www.cibcmellon.com
Q:	If my shares are not registered in my name but are held in the name of a nominee (a bank, trust company, securities broker, trustee or other), how do I vote my shares?
A:	There are two ways you can vote your shares held by your nominee. Unless you have previously informed your nominee that you do not wish to receive material relating to the Meeting, you will have received this Circular from your nominee, together with a request for voting instructions for the number of shares you hold.

For your shares to be voted for you please follow the voting instructions provided by your nominee. If you are a non-registered shareholder who has voted and want to change your mind and vote in person, contact your nominee to discuss whether this is possible and what procedure to follow.

Since the Corporation does not have access to the names of its non-registered shareholders, if you attend the Meeting, the Corporation will have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder. Therefore, if you are a non-registered shareholder and wish to vote in person at the Meeting, insert your own name in the space provided on the voting instruction form sent to you by your nominee. By doing so, you are instructing your nominee to appoint yourself as proxyholder. Then sign and return the voting instruction form by following the signing and returning instructions provided by your nominee. Do not otherwise complete the voting instruction form, as your vote will be taken at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the Meeting.

Q:	What rights of appraisal or similar rights of dissent do I have with respect to any matter to be acted upon at the Meeting?
A:	No action is proposed herein for which the laws of the Yukon Territory or By-laws of the Corporation provide a right of a shareholder to dissent and obtain appraisal of or payment for such shareholder’s Common Shares.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Canadian securities regulatory authorities have adopted National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”), which requires disclosure of the approach of the Corporation to corporate governance, and National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”), which provides guidance on corporate governance practices, and in the U.S., the United States Sarbanes-Oxley Act of 2002 (“SOX”) as well as the AMEX listing standards and corporate governance requirements (“AMEX Standards”) require similar disclosure.

A detailed description of the Corporation’s governance practices is provided in Schedule “A” to this Circular. The following are reports of committees of the board of directors, which summarize the mandates and activities of each committee.

BOARD COMMITTEES

During 2007, the board of directors had an Audit Committee, Compensation Committee, Technical Committee, and Nominating Committee.

Audit Committee

The Audit Committee held 8 meetings during the year ended December 31, 2007. The Audit Committee is composed of the following three independent non-employee directors: Messrs. Babensee, Kaiser and Peat. Mr. Peat is Chairperson of the Audit Committee. The board of directors has determined that each of Messrs. Babensee, Kaiser and Peat meet the independence and the financial literacy requirements of the TSX and AMEX. The board of directors has determined that Mr. Peat is the Audit Committee’s “financial expert” as defined in the AMEX Standards.

The board of directors has adopted a Charter of the Audit Committee, which, among other responsibilities, requires the Audit Committee to oversee the Corporation’s financial reporting process and the quality of its financial reporting. In discharging its responsibilities, the Audit Committee meets regularly with the Corporation’s auditors and Chief Financial Officer. The Audit Committee Charter is posted on the Corporation’s website at www.apollogold.com.

Report of the Audit Committee

In the performance of its oversight function, the Audit Committee reviewed and discussed the Corporation’s audited consolidated financial statements as of and for the year ended December 31, 2007, with management and Deloitte & Touche LLP. Management and Deloitte & Touche LLP represented to the Audit Committee that the Corporation’s audited consolidated financial statements as of and for the year ended December 31, 2007, were prepared in accordance with accounting principles generally accepted in Canada (except for Note 21, Differences Between Canadian and U.S. GAAP). The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) Nos. 61, 89 and 90 issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. SAS Nos. 61, 89 and 90 set forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board (“ISB”) Standard No. 1, Independence Discussions with Audit Committees, as amended. ISB Standard No. 1 requires the independent auditor to disclose in writing to the Audit Committee all relationships between the auditor and the Corporation that, in the auditor’s judgment, reasonably may be thought to bear on independence and to discuss the auditor’s independence with the Audit Committee. The Audit Committee discussed with Deloitte & Touche LLP its independence and considered in advance whether the provision of any non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence.

Based on the reviews and discussions of the Audit Committee described above, in reliance on the unqualified opinion of Deloitte & Touche LLP dated March 18, 2008 regarding the Corporation’s audited consolidated financial statements as of and for the year ended December 31, 2007, the Audit Committee recommended to the board of directors, and the board of directors approved, that such financial statements be included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2007, to be filed with the Securities and Exchange Commission.

The Audit Committee met 8 times during the year ended December 31, 2007, and is satisfied that it appropriately fulfilled its mandate to the best of its ability during the year ended December 31, 2007.

Submitted by:

Audit Committee

David W. Peat, Chairperson
Robert W. Babensee
Marvin K. Kaiser

Compensation Committee

The Compensation Committee held 7 meetings during the year ended December 31, 2007, and is satisfied that it appropriately fulfilled its mandate to the best of its ability during the year. The Compensation Committee is composed of the following three non-employee directors: Messrs. Babensee, Peat and Stott. Mr. Stott serves as Chairperson of the Compensation Committee.

The board of directors has adopted a Compensation Committee Charter, which, among other responsibilities, requires the Compensation Committee to establish, administer, and evaluate the compensation philosophy, policies and plans for non-employee directors and executive officers; make recommendations to the board regarding director and executive compensation; and review the performance and determine the compensation of the President and Chief Executive Officer, based on criteria including the Corporation’s performance and accomplishment of long-term strategic objectives. The Compensation Committee Charter is posted on the Corporation’s website at www.apollogold.com.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion Analysis (“CDA”) with management and has recommended to the board of directors that the CDA be included with this Circular.

Submitted by:

Compensation Committee

Charles E. Stott, Chairperson
Robert W. Babensee
David W. Peat

Technical Committee

The Technical Committee held 6 meetings during the year ended December 31, 2007, and is satisfied that it appropriately fulfilled its mandate to the best of its ability during 2007. The Technical Committee is composed of Messrs. Russell, Stott, and Kaiser. Mr. Stott served as Chairperson during 2007.

The board of directors has adopted a Charter of the Technical Committee, which, among other responsibilities, requires the Technical Committee to review and to approve the methodology and procedure for calculating the resource and ore reserve estimates of the Corporation and its subsidiaries; to review and to report on the Corporation’s environmental compliance program and its effectiveness; and to review and to report on the Corporation’s safety program and its effectiveness. The Charter of the Technical Committee is posted on the Corporation’s website at www.apollogold.com.

During 2007, the Technical Committee reported to the board of directors on its findings and recommendations with respect to ore reserves, exploration initiatives, land acquisitions and environmental and safety affairs of the Corporation.

Nominating Committee

The Nominating Committee did not hold a meeting during the year ended December 31, 2007. The Nominating Committee is composed of the following non-employee directors: Messrs Vaughan, Hobart, and Babensee. Mr. Babensee served as Chairperson during 2007.

The board of directors has adopted a Nominating Committee Charter, which, among other responsibilities, requires the Nominating Committee to identify individuals qualified to become board of directors members and recommend to the board of directors proposed nominees for membership on the board of directors and recommend to the board of directors which directors should serve on each committee; and ensure that the Audit Committee, Compensation Committee, Technical Committee and Nominating Committee of the board of directors have the benefit of qualified and experienced “independent directors.” The Nominating Committee Charter is posted on the Corporation’s website at www.apollogold.com.

Director Nominations

The board of directors will consider all potential candidates for nomination by the board of directors for election as directors who are recommended by the Corporation’s shareholders, directors, officers, and employees. The Committee has adopted written procedures to be followed by shareholders in submitting such recommendations. Candidates proposed by shareholders will be evaluated by the Nominating Committee in the same manner as candidates who are not proposed by shareholders. While shareholders may propose director nominees at any time, the Corporation must receive the required notice (described below) on or before the date set forth in the prior year’s annual proxy statement under the heading “Shareholder Proposals” in order to be considered by the Nominating Committee in connection with the Corporation’s next annual meeting of shareholders.

Shareholders wishing to recommend a director candidate to serve on the board of directors may do so by providing advance written notice to the Chairman of the Nominating Committee, which identifies the candidate and includes the information described below. The notice should be sent to the following address by the dates set forth under “Shareholder Proposals:” Apollo Gold Corporation, 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111-3220.

The notice shall contain the following information:

•	The name of the nominating shareholders and the address, phone number and e-mail address at which the nominating shareholders can be contacted.
•	Evidence of the number of the Corporation’s Common Shares held by the nominating shareholders, a statement of how long the nominating shareholders have held those Shares, and a statement that the nominating shareholders will continue to hold those Shares at least through the Corporation’s next annual meeting of shareholders.
•	The candidate’s full name, together with the address, phone number and e-mail address at which the candidate can be contacted.
•	A statement of the candidate’s qualifications and experiences, and any other qualities that the nominating shareholders believe that the candidate would bring to the board of directors.
•	A description of all arrangements or understandings, if any, between the shareholders and the candidate and any other person or persons with respect to the candidate’s proposed service on the board of directors.
•	The candidate’s resume, which must include at a minimum a detailed description of the candidate’s business, professional or other appropriate experience for at least the last ten (10) years, a list of other boards of directors of public companies on which the candidate currently serves or on which he or she served in the last ten (10) years, and undergraduate and post-graduate educational information.
•	A written statement, signed by the candidate, agreeing that if he or she is selected by the Committee and the board, he or she will (i) be a nominee for election to the board, (ii) provide all information necessary for the Corporation to include in the Corporation’s proxy statement under applicable SEC or AMEX rules, and (iii) serve as a director if he or she is elected by shareholders.
•	Any additional information that the nominating shareholders believe is relevant to the Committee’s consideration of the candidate.

The Nominating Committee may employ any of the following procedures in identifying nominees to serve as directors of the Corporation: (a) evaluating persons suggested by shareholders or others, (b) conducting inquiries into background and qualifications; (c) retaining a search firm, (d) obtaining advice and assistance from internal or external legal, accounting, or other advisors, and (e) other procedures appropriate to the character of the expertise or other director characteristic needed on the board of directors in any specific situation.

The board of directors has adopted the following series of minimum qualifications and specific qualities and skills for the Corporation’s directors, which will serve as the basis upon which potential director candidates are evaluated by the Nominating Committee:

•	integrity;
•	commitment to devoting necessary time and attention to his or her duties to the Corporation;
•	independence;
•	business experience;
•	specialized skills or experience;
•	diversity of background and experience (including race, ethnicity, international, gender and age);
•	possible conflicts of interest; and
•	other criteria appropriate to the character of the expertise or other director characteristic needed on the board of directors in any specific situation.

The Nominating Committee did not receive any recommendations from shareholders regarding candidates to serve on the board of directors for this Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION IN COMPENSATION OF DIRECTORS

There are no members of the Compensation Committee who were officers or employees of the Corporation or any of its subsidiaries during the fiscal year ended December 31, 2007, formerly officers of the Corporation, or had a disclosable relationship with the Corporation pursuant to Item 404 of the SEC’s Regulation S-K.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary of Board of Directors and Committee Meetings Held

For the 12-month period ended December 31, 2007
Board of Directors	8
Audit Committee	8
Compensation Committee	7
Technical Committee	6
Nominating Committee	0
Total number of meetings held	29

Summary of Attendance of Directors

Director	Board Meetings Attended	Committee Meetings Attended
G. Michael Hobart	7	0
R. David Russell	8	6
Charles E. Stott	8	13
W. S. (Steve) Vaughan	4	2
Robert W. Babensee	7	15
Marvin K. Kaiser	8	13
David W. Peat	7	15

Directors Compensation

The Corporation’s director compensation program is designed to enable the Corporation to attract and retain highly qualified individuals to serve as directors. In 2007, directors’ compensation, which is paid only to non-employee directors, consisted of:

•	an annual retainer of $7,500;
•	additional annual retainer of Chairman of the board of directors of $5,000;
•	a board meeting fee of $1,000 per meeting if attended in person or $500 if attended telephonically;
•	an additional annual retainer for committee chairpersons of $3,000;
•	a committee meeting fee of $750 per meeting if attended in person or $500 if attended telephonically;
•	a travel fee of $250 per travel day, other than a day on which a meeting occurs; and
•	reimbursement of related travel and out-of-pocket expenses.

The compensation entitlements referred to above were adopted by the board of directors effective July 1, 2002. Directors of the Corporation are also eligible to receive options to acquire shares of the Corporation. The number of options is determined by the board of directors after reviewing the recommendations of the Compensation Committee.

The following table summarizes the compensation paid by the Corporation to non-employee directors for the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non Qualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
G. Michael Hobart	16,000	0	19,400	0	0	0	35,400
Marvin K. Kaiser	25,750	0	19,400	0	0	0	45,110
David W. Peat	24,250	0	19,400	0	0	0	43,650
Robert Babensee	26,750	0	19,400	0	0	0	46,150
Charles E. Stott, Jr.	35,750	0	27,714	0	0	0	63,464
W.S. (Steve) Vaughan	10,250	0	19,400	0	0	0	29,650

(1)	As of December 31, 2007, the aggregate number of option awards outstanding for each director was as follows: G. Michael Hobart — 210,000 (of which 140,000 were vested), Marvin K. Kaiser — 170,000 (of which 100,000 were vested), David W. Peat — 170,000 (of which 100,000 were vested), Robert Babensee — 170,000 (of which 100,000 were vested, Charles E. Stott, Jr. — 270,000 (of which 170,000 were vested) and W.S. Steve Vaughan — 210,000 (of which 140,000 were vested).
(2)	The fair value of each option granted is estimated at the time of grant using the Black-Scholes option-pricing model with weighted average assumptions for grants as follows:

	2007	2006	2005
Risk-free interest rate	4.0%	4.1%	3.7%
Dividend yield	0%	0%	0%
Volatility	71%	89%	73%
Expected life in years	6	6	5
Weighted average grant-date fair value of stock options	$0.37	$0.40	$0.36

As at December 31, 2007, the aggregate number of options granted to non-employee directors was 1,200,000 of which 790,000 had vested.

On February 6, 2007, Mr. Stott was granted 100,000 options and each of Messrs. Hobart, Babensee, Kaiser, Peat and Vaughan were granted 70,000 options at a strike price of $0.57 with a term of 10 years. The options vest 50% on the first anniversary of the grant and 50% on the second anniversary. The grant date fair value was $168,963 (which amount includes amounts that are not allocable to 2007).

Executive Officers

Set forth below is certain information concerning the executive officers of the Corporation.

Name	Age	Title(s)
R. David Russell	51	President and Chief Executive Officer
Melvyn Williams	59	Senior Vice President — Finance and Corporate Development and Chief Financial Officer
Richard F. Nanna	59	Senior Vice President, Exploration
Timothy G. Smith	51	Vice President and General Manager Montana Tunnels Mine
Brent E. Timmons	37	Vice President & Controller

R. David Russell

Mr. Russell is a director of the Corporation and has served as the Corporation’s President and Chief Executive Officer since June 2002. Mr. Russell was a founder of Nevoro Gold Corporation in January 2002, the predecessor of Apollo Gold Corporation, and served as its President from February 2002 through June 2002. Mr. Russell was an independent mining consultant from 1999 to 2002. Mr. Russell also serves as a director of General Moly, Inc. and Calais Resources. Mr. Russell received his mining engineering degree from Montana Tech.

Melvyn Williams

Mr. Williams has served as Chief Financial Officer since January 2005 and as the Senior Vice President —  Finance and Corporate Development since March 2004. From November 2003 through January 2004, Mr. Williams served as Chief Financial Officer of Atlantico Gold, a private Brazilian mining company which held the Amapari gold project. From 2000 to November 2003, he served as Chief Financial Officer of TVX Gold Inc., a gold mining company with five operating mines. Mr. Williams is a Chartered Certified Accountant and received an MBA from Cranfield (UK) in 1988.

Richard F. Nanna

Mr. Nanna has served as the Corporation’s Senior Vice President — Exploration since June 2002. Mr. Nanna was a founder of Nevoro Gold Corporation in January 2002, the predecessor of Apollo Gold Corporation, and served as its Vice President — Exploration from February 2002 through June 2002. From 1999 to 2002, Mr. Nanna worked as an independent consultant. Mr. Nanna serves as a director of General Moly, Inc. Mr. Nanna received a Masters Degree in Geology from Akron University in Ohio.

Timothy G. Smith

Mr. Smith has been Vice President and General Manager of Montana Tunnels Mining, Inc. since February 2004. Prior to joining the Corporation, Mr. Smith worked for Cominco Ltd. (before its merger with Teck Corp.) as Operating Manager at the Red Dog Mine from 1996 through 2003. Mr. Smith holds a Bachelor of Engineering — Metallurgical, from McGill University and is a Professional Engineer registered in British Columbia.

Brent E. Timmons

Mr. Timmons joined the Corporation in April 2005 in the position of Senior Accountant and has been Vice President and Controller since March 2007. Prior to joining the Corporation, Mr. Timmons worked for Enterprise Rent-A-Car for six years and prior to that worked as a CPA performing audit services in the public and private sector. Mr. Timmons holds a Master of Accountancy from Brigham Young University and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for the Corporation’s Named Executive Officers for 2007. It includes information regarding, among other things, the overall objectives of the Corporation’s compensation program and each element of compensation that we provide.

Objectives of the Corporation’s Compensation Program

The Compensation Committee of the Corporation’s board of directors (the “Committee”) has responsibility for approving the compensation program for the Corporation’s Named Executive Officers. The Committee acts pursuant to the Compensation Committee Charter that has been approved by the board of directors.

The compensation program for the Corporation’s Named Executive Officers is designed to attract, retain and reward talented executives who can contribute to the Corporation’s long-term success and thereby build value for the Corporation’s shareholders. The program is organized around four fundamental principles:

A Substantial Portion of the Corporation’s Named Executive Officer Compensation Program Should Be Performance-Based.  The Corporation’s compensation program is designed to reward superior performance. It accomplishes this in a number of ways. In terms of cash compensation, target award opportunities provided to each Named Executive Officer under the Corporation’s bonus plan (which pays bonuses on the basis of performance over a one-year period) are set at a percentage of each Named Executive Officer’s base salary, which is generally in the range of 50% for vice presidents up to 100% for senior vice presidents and the Chief Executive Officer. Whether and to what extent bonuses under the bonus plan are paid depends entirely on the extent to which the company-wide, business unit and individual goals set by the Committee pursuant to the bonus plan are attained.

A Substantial Portion of Named Executive Officer Compensation Should Be Delivered in the Form of Equity Awards.  The Committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of the Corporation’s Named Executive Officers with the interests of the Corporation’s shareholders. In terms of equity awards, the target award opportunities provided to each Named Executive Officer are set as a percentage of each Named Executive Officer’s base salary, which is generally in the range of 50% for vice presidents, 75% for senior vice presidents and 100% for the Chief Executive Officer. Whether and to what extent equity awards are made depends entirely on the extent to which the company-wide, business unit and individual goals set by the Committee are attained. The equity compensation that was delivered to the Corporation’s Named Executive Officers in 2007 was in the form of stock options. The stock option awards are valued at the grant date fair value.

The Corporation’s Compensation Program for Named Executive Officers Should Enable the Corporation to Compete for First-Rate Executive Talent.  Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. The Committee has historically striven to create a compensation package for Named Executive Officers that delivers total compensation that is competitive in comparison to the average of the total compensation delivered by certain peer companies with which we compete for executive talent (the “Peer Group”). To assist in making this comparison, the Committee also subscribes to the annual Mining Compensation Report published by Strategic Human Resources Pty Ltd. In 2007, the Peer Group selected by the Committee consisted of the following companies:

Metallica Resources Inc.	Alamos Gold Inc.
Aurizon Mines Ltd	Eldorado Gold Corp.
Golden Star Resources Ltd.	Minefinders Ltd.

The Corporation’s Compensation Program for Named Executive Officers Should Be Fair, and Perceived as Such, Both Internally and Externally.  The Committee strives to create a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to the Corporation’s Named Executive Officers:

(i)	to the compensation, as described above, provided to officers of the companies included in the Peer Group, as a means to measure external fairness; and
(ii)	to other senior employees of the Corporation, as a means to measure internal fairness.

The Elements of the Corporation’s Compensation Program

This section describes the various elements of the Corporation’s compensation program for Named Executive Officers, together with a discussion of various matters relating to those items, including why the Committee chooses to include the items in the compensation program.

Cash Compensation

The Corporation’s compensation program for Named Executive Officers for 2007 was designed so that a percentage of each Named Executive’s total compensation could be paid in cash comprising a combination of salary or cash bonus. These percentages are generally set at up to 75% of total compensation in the case of Vice Presidents, up to 70% for Senior Vice Presidents and up to 67% for the President. Cash compensation is paid in the form of salary or bonuses under the Corporation’s bonus plan. Salary is included in the Corporation’s Named Executive Officer compensation package because the Committee believes it is appropriate that some portion of the compensation that is provided to Named Executive Officers be in a form that is fixed and liquid. Performance-based bonuses are included to incentivize the Corporation’s Named Executive Officers to attain particular objectives that the Committee believes are consistent with the overall goals set for the Corporation by its board of directors. The components comprising the cash portion of total compensation are described below.

Salary.  Base salary for Named Executive Officers for any given year is generally fixed by the Committee at its meeting in March of each year. Increases or decreases in base salary on a year-over-year basis are dependent on the Committee’s assessment of the performance of the Corporation overall, the Corporation’s mining projects and the particular individual. Other than the fact that executive officers have employment agreements with a minimum level of salary specified within the agreement, the Committee is free to set Named Executive Officer salary at any level it deems appropriate. In fixing salaries, the Committee is generally mindful of its overall goal to keep cash compensation for its executive officers within the range of cash compensation paid by companies in the Corporation’s Peer Group. The amount of cash compensation that is provided in the form of salary is generally less, assuming threshold performance levels are met, than the amount that is provided in the form of bonuses and equity awards under the Corporation’s short and long-term bonus plans, each of which is described below. This weighting reflects the Committee’s objective of ensuring that a substantial amount of each Named Executive Officers total compensation is tied to company-wide, mine and project results and individual performance goals.

Bonus Plans.  We have a cash bonus plan in which Named Executive Officers participate. This plan, which is described below, provides cash compensation to Named Executive Officers only if, and to the extent that, performance conditions set by the Committee are met. Target bonuses under the bonus plan are set each year by the Committee.

In determining the amount of target bonuses under the bonus plan, the Committee considers several factors, including:

(i)	the target bonuses set, and actual bonuses paid, in recent years;
(ii)	the desire to ensure, as described above, that a substantial portion of total compensation is performance-based;
(iii)	the relative importance, in any given year, of the long and short-term performance goals established pursuant to the bonus plan; and
(iv)	the compensation practices of the Peer Group, as determined in published compensation surveys.

Performance objectives for the bonus plan are developed through an iterative process. Based on a review of business plans, management, which includes the Named Executive Officers, develops preliminary recommendations for Committee review. The Committee reviews management’s preliminary recommendations and establishes final goals. In establishing final goals, the Committee strives to ensure that the incentives provided pursuant to the bonus plan are consistent with the strategic goals set by the board of directors, that the goals set are sufficiently ambitious so as to provide a meaningful incentive and that bonus payments, assuming target levels of performance are attained, will be consistent with the overall Named Executive Officer compensation program established by the Committee. The Committee reserves the discretion to reduce or not pay bonuses under the bonus plan even if the relevant performance targets are met.

Bonus targets are set annually based on the Corporation’s plan and budget for such fiscal year and are set at levels that the Corporation believes will be reasonably difficult to achieve. For fiscal 2007 the annual cash bonus is discretionary based on several factors, including:

•	attaining or exceeding certain budgeted goals for metal production and the related cash operating costs of such production at the Montana Tunnels mine;
•	commencement of milling operations in March 2007 at the Montana Tunnels mine;
•	targets set on development of the Black Fox project, including increases in reserves to at least 850,000 ounces of gold.
•	advancement of the Black Fox feasibility study and publication of the NI 43 — 101 feasibility study on the Black Fox project in the third quarter 2007 and progress with the permitting process;
•	measured progress of the Huizopa project, such as commencement of drilling and construction of a drill road;
•	the Corporation’s share price to be at least $0.75 per share by December 31, 2007 and overall financial results, including balance sheet and cash management; and
•	the performance of the area of responsibility of each individual Named Executive Officer.

Actual payments under the bonus plan can range, on the basis of performance, from 0% (threshold) to 100% (maximum) of the target bonus established by the Committee.

For fiscal 2006, the Corporation did not achieve all of its targets, and therefore the award payments were restricted under the bonus plan. Payments made to Named Executives ranged from 5% to 15% of their base salary, compared to the target range of 50% to 100% of base salary. Payments to Named Executives for fiscal year 2007 are to be determined and paid in 2008.

Equity Compensation

As described above, the Committee believes that a portion of each Named Executive Officer’s compensation should be in the form of equity awards. As described above, we pay a portion of Named Executive Officer compensation in the form of equity awards because the Committee believes that such awards serve to align the interests of Named Executive Officers and the Corporation’s shareholders. Equity awards to the Corporation’s Named Executive Officers are made pursuant to Stock Option Plan. The Stock Option Plan provides for awards in the form of stock options.

The amount of equity compensation that is provided to each Named Executive Officer in a given year is generally determined by reference to the Named Executive Officer’s base salary for that year. That is, the Committee each year approves an equity award or awards for each Named Executive Officer with a cash value that is determined by multiplying the Named Executive Officer’s base salary by a percentage that is chosen by the Committee. The percentage that the Committee selects for these purposes in a given year is dependent on the Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, the Committee considers factors such as the relative merits of cash and equity as a device for retaining and incentivizing Named Executive Officers and the practices, as reported in published compensation surveys, of other companies in the Peer Group. The Committee made equity awards at its first meeting held in February 2007 which had fair values in the range of 20% to 56% of cash compensation (including bonus opportunities, assuming performance at target levels).

The Committee believes that its current compensation program for Named Executive Officers, pursuant to which the compensation delivered in the form of equity, is designed to be in the range 33% to 50% in value to compensation delivered in the form of salary and cash bonus, strikes the correct balance. This mix of equity and cash compensation gives the Corporation’s Named Executive Officers a substantial alignment with shareholders, while also permitting the Committee to incentivize the Named Executive Officers to pursue specific short and long-term performance goals.

A description of the Stock Option Plan follows:

Stock Option Plan.  The Committee, which administers the Stock Option Plan, has authority to fix the terms and conditions of individual agreements with participants, including the duration of the award and any vesting requirements, subject to requirements of applicable regulatory authorities. The Stock Option Plan permits the board of directors to grant options for the purchase of Common Shares of the Corporation for a term of up to 10 years. The number of Common Shares granted pursuant to each option is determined in the discretion of the board of directors, provided that in the case of any one person, the aggregate number of Common Shares reserved for issuance may not exceed 5% of the Common Shares outstanding at the time of the grant.

In accordance with the provisions of the Stock Option Plan, the option price and the terms and conditions on which the options may be exercised are set out in written stock option agreements, in the form approved by the board of directors, entered into by the Corporation and each option holder. Under the Stock Option Plan, the option price is determined by the board of directors and may either be in Canadian dollars or United States dollars. If the exercise price is in Canadian dollars, the exercise price shall not be lower than the closing price on the TSX on the trading day prior to the date of the grant. If the exercise price is in United States dollars, the exercise price shall not be lower than the greater of: (a) the closing price on the AMEX on the trading day prior to the date of the grant, or (b) the closing price on the TSX (such closing price converted into United States dollars using the Bank of Canada noon nominal rate of exchange on the same date as such closing price) on the trading day prior to the date of the grant. The options are not transferable and terminate on the earlier of the expiry date and the date that the optionee ceases to be eligible for any reason whatsoever, other than death. In the event of death, the option is fully exercisable by the optionee’s legal representative on the earlier of the expiry date and one year from the date of death. Option agreements approved by the board of directors may provide that all or any part of the options that are outstanding upon the occurrence of a change of control may continue to be exercised by the holder for such extended period up to and including the normal expiry date of such options.

The Stock Option Plan may be amended by the board of directors, subject to approval of the shareholders as well as the TSX and the AMEX, and subject to compliance with applicable legislation.

Practices Regarding the Grant of Options

The Committee has generally followed a practice of making all option grants to its executive officers during the first quarter of each year based on the previous year’s performance. For the last 5 years, the Committee has granted these annual awards at its regularly scheduled meeting in February or March. We do not otherwise have any program, plan or practice to time annual option grants to its executives in coordination with the release of material non-public information.

While the bulk of the Corporation’s option awards to Named Executive Officers have historically been made pursuant to the Corporation’s annual grant program, the Committee retains the discretion to make additional awards to Named Executive Officers at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. We refer to such grants as “ad hoc” awards. The Committee has generally followed the practice of making such ad hoc awards only during a time when the Corporation’s Named Executive Officers would be permitted, pursuant to the Corporation’s insider trading policy, to trade in the Corporation’s securities. Other than in this respect, we do not have any program, plan or practice to time ad hoc awards in coordination with the release of material non-public information.

Perquisites

The Corporation’s Named Executive Officers receive various perquisites provided by or paid for by us. These perquisites can include memberships in social and sports clubs, car allowances and gross up payments equal to the taxes payable on certain perquisites.

We provide these perquisites because:

(i)	in many cases, such as membership in social and sports clubs, the perquisite makes the Corporation’s executives more efficient and effective and thereby is a benefit to us, and
(ii)	these perquisites are provided by many companies in the Peer Group to their named executive officers and it is therefore important for retention and recruitment purposes that we do the same.

The Committee reviews the perquisites provided to its Named Executive Officers on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing a compensation program for Named Executive Officers that maximizes the interests of the Corporation’s shareholders.

Employment Agreements

The Corporation has employment agreements with the following Named Executive Officers: R. David Russell, its President and Chief Executive Officer, Melvyn Williams, its Senior Vice President — Finance and Corporate Development and Chief Financial Officer, Richard F. Nanna, its Senior Vice President — Exploration and Timothy G. Smith, its Vice President and General Manager of the Montana Tunnels mine. The Committee believes that the employment agreements and the severance provided for therein are an important part of overall compensation for the Corporation’s Named Executive Officers. The Committee believes that these agreements will help to secure the continued employment and dedication of the Corporation’s Named Executive Officers, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. The Committee also believes that these agreements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees. To determine the terms of the change in control provisions, the Committee analyzed the terms of the similar arrangements. These factors lead to the amounts and the triggering events provided for under the agreements.

R. David Russell.  The Corporation assumed the terms and conditions of an employment agreement dated as of April 1, 2002 between Mr. Russell and Nevoro Gold Corporation, the Corporation’s predecessor. Mr. Russell’s employment agreement provides that:

•	Mr. Russell receives a minimum annual base salary of $255,000 and a discretionary annual cash bonus based on the Corporation’s performance. As at April 3, 2008 Mr. Russell’s annual salary was $310,000;
•	Mr. Russell is entitled to receive an automobile allowance of $15,000 per annum and an allowance for social/sports club membership of $5,000 per annum; and
•	In the event of the termination of his employment without cause or upon a change of control of the Corporation (defined as a change in the beneficial ownership of 20% or more of the issued and outstanding shares of the Corporation), (i) Mr. Russell will be entitled to receive severance equal to 36 months of his base salary, 50% of the bonus entitlement for the 36 month period, and any other compensation to which he would otherwise have been entitled during such 36 month period, (ii) all such severance shall be calculated on a grossed-up basis for all taxes and (iii) any options granted to Mr. Russell shall immediately vest.

Melvyn Williams.  Mr. Williams’ employment agreement provides that:

•	Mr. Williams receives a minimum annual base salary of $150,000 and a discretionary annual cash bonus based on the Corporation’s performance; As at April 3, 2008 Mr. Williams’ annual salary was $180,000;
•	Mr. Williams is entitled to receive an automobile allowance of $10,000 per annum; and in the event of the termination of his employment without cause or upon a change of control of the Corporation (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the board of directors, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), (i) Mr. Williams will be entitled to receive severance equal to 24 months of his base salary, 50% of the bonus entitlement for the 24 month period, and any other compensation to which he would otherwise have been entitled during such 24 month period, (ii) all of such severance shall be calculated on a grossed-up basis for all taxes and (iii) any options granted to Mr. Williams shall immediately vest.

Richard F. Nanna.  The Corporation assumed the terms and conditions of an employment agreement dated as of April 1, 2002, between Mr. Nanna and Nevoro Gold Corporation. Mr. Nanna’s employment agreement provides that:

•	Mr. Nanna receives a minimum annual base salary of $150,000 and a discretionary annual cash bonus based on the Corporation’s performance. As at April 3, 2008 Mr. Nanna’s annual salary was $180,000;
•	Mr. Nanna is entitled to receive an automobile allowance of $15,000 per annum and an allowance for social/sports club membership of $5,000 per annum; and
•	In the event of the termination of his employment without cause or upon a change of control of the Corporation (defined as a change in the beneficial ownership of 20% or more of the issued and outstanding shares of the Corporation), (i) Mr. Nanna will be entitled to receive severance equal to 36 months of his base salary, 50% of the bonus entitlement for the 36 month period, and any other compensation to which he would otherwise have been entitled during such 36 month period, (ii) all of such severance shall be calculated on a grossed-up basis for all taxes and (iii) any options granted to Mr. Nanna shall immediately vest.

Timothy G. Smith.  Mr. Smith’ employment agreement provides that:

•	Mr. Smith receives a minimum annual base salary of $135,000 and a discretionary annual cash bonus based on the performance of the Montana Tunnels mine. As at April 3, 2008 Mr. Smith’s annual salary was $150,000;
•	Mr. Smith is entitled to an automobile for personal use; and
•	In the event of the termination of his employment without cause or upon a change of control of the Corporation (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the board of directors, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), Mr. Smith will be entitled to receive severance equal to 15 months of his base salary and benefits to which he would otherwise have been entitled for a period of 12 months.

Brent E. Timmons.  Mr. Timmons’ employment agreement provides that:

•	Mr. Timmons receives a minimum annual base salary of $100,000 and a discretionary annual cash bonus based on the performance of the Corporation. As at April 3, 2008 Mr. Timmons’ annual salary was $115,000;
•	Mr. Timmons is entitled to an automobile allowance of $10,000 per annum; and
•	In the event of the termination of his employment without cause or upon a change of control of the Corporation (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the board of directors, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), Mr. Timmons will be entitled to receive severance equal to 12 months of his base salary and benefits to which he would otherwise have been entitled for a period of 12 months.

Stock Ownership Guidelines

The Corporation has not established stock ownership guidelines for the Named Executive Officers. The Corporation’s Insider Trading and Confidentiality Policy prohibits the Corporation’s executive officers from engaging in selling short the Corporation’s common stock or engaging in hedging or offsetting transactions regarding the Corporation’s common stock.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer annually reviews the performance of each Named Executive Officer (other than the Chief Executive Officer whose performance is reviewed by the Committee). The conclusions and recommendations reached, which cover salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise discretion in modifying any of the recommended salary adjustments or annual awards.

Indemnification Agreements

The Corporation has entered into indemnification agreements with its directors and senior executives. These agreements indemnify such persons against certain liabilities that may arise by reason of their status as a director or officer, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under the directors and officers liability insurance policy. We believe these indemnification agreements enhance the Corporation’s ability to attract and retain knowledgeable and experienced executives and independent, non-management directors.

Tax Implications of Executive Compensation

We have structured the Corporation’s program to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which places a limit of $1,000,000 on the amount of compensation that may be deducted by the Corporation in any year with respect to the Named Executive Officers unless the compensation is performance based compensation as described in such Section 162(m).

SUMMARY COMPENSATION TABLE FOR NAMED EXECUTIVE OFFICERS

The following table sets forth the compensation earned by the Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and other Named Executive Officers for services rendered to the Corporation and its subsidiaries for the fiscal years ended December 31, 2007, 2006 and 2005.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
R. David Russell(1) President and Chief Executive Officer	2007	255,000	174,250	0		154,475	0	0	6,539		590,264
	2006	255,061	0	255,000	(2)	56,557	0	0	140,923	(3)	707,541
	2005	343,332	0	0		50,368	0	0	18,462		412,162
Melvyn Williams(2) Chief Financial Officer and Senior VP — Finance and Corporate Development	2007	150,000	122,250	0		127,947	0	0	14,880		415,057
	2006	155,914	0	100,000	(4)	74,038	0	0	89,702	(5)	419,654
	2005	196,159	0	0		125,756	0	0	10,966		332,881
Richard F. Nanna(3) Senior Vice President, Exploration	2007	150,000	122,250	0		110,858	0	0	2,170		385,278
	2006	141,331	0	105,000	(6)	50,368	0	0	61,768	(7)	358,467
	2005	186,465	0	0		50,368	0	0	16,651		253,484
Timothy G. Smith General Manager — Montana Tunnels Mine	2007	135,000	63,500	0		40,205	0	0	2,426		241,131
	2006	120,584	0	0		25,184	0	0	780		146,548
	2005	110,000	0	0		55,356	0	0	780		166,136
Brent E. Timmons(8) Vice President & Controller	2007	94,615	65,000	0		24,032	0	0	9,163		192,810
	2006	89,481	0	0		2,481	0	0	1,479		93,441
	2005	53,366	0	0		620	0	0	122		54,108

(1)	See footnote (2) to the table in “Grants of Plan-Based Awards” on page 20 of this Circular for a discussion of assumptions made in the valuation of all option awards.
(2)	In 2006, Mr. Russell's minimum salary to which he is entitled under his employment agreement was reduced from $340,000 to $255,000, a reduction of 25%. In compensation for this reduction, Mr. Russell was issued common stock of Apollo equivalent to three years reduction in salary ($255,000).
(3)	The Corporation paid $120,000 as a contribution towards his tax liability as a result of the share issuance described in footnote (2) above. Also includes a vehicle allowance of $15,000, a sports club allowance and life insurance.
(4)	In 2006, Mr. Williams' minimum salary to which he is entitled under his employment agreement was reduced from $200,000 to $150,000, a reduction of 25%. In compensation for this reduction, Mr. Williams was issued common stock of Apollo equivalent to two years reduction in salary ($100,000).
(5)	The Corporation paid $50,000 as a contribution towards his tax liability as a result of the share issuance described in footnote (4) above. Also includes a vehicle allowance of $10,000 and a relocation allowance of $25,000, a sports club allowance and life insurance.
(6)	In 2006, Mr. Nanna's minimum salary to which he is entitled under his employment agreement was reduced from $185,000 to $150,000, a reduction of 19%. In compensation for this reduction, Mr. Nanna was issued common stock of Apollo equivalent to three years reduction in salary ($105,000).
(7)	The Corporation paid $45,000 as a contribution towards his tax liability as result of this share issuance described in footnote (6) above. Also includes a vehicle allowance of $15,000, a sports club allowance and life insurance.
(8)	Mr. Timmons commenced employment on April 11, 2005.

GRANTS OF PLAN-BASED AWARDS

The following table provides information related to non-equity and equity-based awards made to the Named Executive Officers for the 2007 fiscal year:

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (1)(2)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	#	#	#
R. David Russell(1) President and Chief Executive Officer	02/06/07								500,000	0.57
Melvyn Williams(2) Chief Financial Officer and Senior Vice President — Finance and Corporate Development	02/06/07								400,000	0.57
Richard F. Nanna(3) Senior Vice President, Exploration	02/06/07								400,000	0.57
Timothy G. Smith Vice President and General Manager — Montana Tunnels Mine	02/06/07								135,000	0.57
Brent E. Timmons Vice President and Controller	02/06/07								80,000	0.57

(1)	All options were granted under the Corporation's Stock Option Plan.
(2)	The fair value of each option granted is estimated at the time of grant using the Black-Scholes option-pricing model with weighted average assumptions for grants as follows:

	2007	2006	2005
Risk-free interest rate	4.0%	4.1%	3.7%
Dividend yield	0%	0%	0%
Volatility	71%	89%	73%
Expected life in years	6	6	5
Weighted average grant-date fair value of stock options	$0.37	$0.40	$0.36

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information related to any equity-based awards outstanding as of December 31, 2007 for the Named Executive Officers:

Name and Principal Position	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. David Russell President and Chief Executive Officer(1)	250,000			2.24	2/18/2013
	250,000			0.65	3/10/2015
	40,500	40,500		0.48	8/10/2016
		500,000		0.57	2/6/2017
Melvyn Williams Chief Financial Officer(2) and Senior Vice President — Finance and Corporate Development	200,000			2.05	3/10/2014
	125,000			0.65	3/10/2015
	125,000			0.65	3/28/2016
	13,500	13,500		0.48	8/10/2016
		400,000		0.57	2/6/2017
Richard F. Nanna Senior Vice President, Exploration(3)	444,866			0.80	6/25/2007
	200,000			2.24	2/18/2013
	250,000			0.65	3/10/2015
		400,000		0.57	2/6/2017
Timothy G. Smith General Manager — Montana Tunnels Mine(4)	60,000			2.05	3/10/2014
	125,000			0.23	3/10/2015
	60,000			0.23	12/12/2015
		135,000		0.57	2/6/2017
Brent E. Timmons Vice President and Controller(5)	40,000			0.23	12/12/2015
		80,000		0.57	2/6/2017

(1)	R. David Russell — The 40,500 unexercisable options with a strike price of $0.48 will vest on August 10, 2008. The 500,000 unexercisable options with a strike price of $0.57, 50% vested on February 6, 2008 and 50% will vest on February 6, 2009.
(2)	Melvyn Williams — The 13,500 unexercisable options with an expiration date of August 10, 2016 will vest on August 10, 2008. The 400,000 unexercisable options with a strike price of $0.57, 50% vested on February 6, 2008 and 50% will vest on February 6, 2009.
(3)	Richard F. Nanna — The 400,000 unexercisable options with a strike price of $0.57, 50% vested on February 6, 2008 and 50% will vest on February 6, 2009.
(4)	Timothy G. Smith — The 135,000 unexercisable options with a strike price of $0.57, 50% vested on February 6, 2008 and 50% will vest on February 6, 2009.
(5)	Brent E. Timmons — The 80,000 unexercisable options with a strike price of $0.57, 50% vested on February 6, 2008 and 50% will vest on February 6, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table provides information related to stock options exercised by the Named Executive Officers and restricted stock that become vested during the 2007 fiscal year for the Named Executive Officers:

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. David Russell President and Chief Executive Officer	0		0
Melvyn Williams Chief Financial Officer and Senior Vice President — Finance and Corporate Development	0		0
Richard F. Nanna Senior Vice President, Exploration	0		0
Timothy G. Smith Vice President and General Manager — Montana Tunnels Mine	0		0
Brent E. Timmons Vice President and Controller	0		0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted under “Compensation Discussion and Analysis — Employment Agreements” on page 16 of this Circular, the Corporation has entered into employment agreements with the following Named Executive Officers: R. David Russell, Melvyn Williams, Richard F. Nanna, Timothy G. Smith and Brent E. Timmons. These employment agreements provide for payments and other benefits if the Named Executive Officer is terminated under the circumstances specified in the employment agreements following a “change of control” as defined in such employment agreements. Described below are the terms of such payments and estimates regarding the amounts for each of the Named Executive Officers.

R. David Russell.  In the event of the termination of his employment without cause or upon a change of control of the Corporation (defined as a change in the beneficial ownership of 20% or more of the issued and outstanding shares of the Corporation), (i) Mr. Russell will be entitled to receive severance equal to 36 months of his base salary, 50% of the bonus entitlement for the 36 month period, and any other compensation/benefits to which he would otherwise have been entitled during such 36 month period, (ii) all such severance shall be calculated on a grossed-up basis for all taxes and (iii) any options granted to Mr. Russell shall immediately vest.

Salary	$930,000	Lump sum
Bonus	465,000	Lump sum
Health care benefits	40,000	3 years duration
Vehicle	45,000	3 years duration
Sports Club	15,000	3 years duration
Gross up for taxes	1,260,000	Lump sum
Total	$2,755,000

Melvyn Williams.  Mr. Williams' employment agreement provides that, in the event of the termination of his employment without cause or upon a change of control of the Corporation (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the board of directors, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), (i) Mr. Williams will be entitled to receive severance equal to 24 months of his base salary, 50% of the bonus entitlement for the 24 month period, and any other compensation/benefits to which he would otherwise have been entitled during such 24 month period, (ii) all of such severance shall be calculated on a grossed-up basis for all taxes and (iii) any options granted to Mr. Williams shall immediately vest.

Salary	$360,000	Lump sum
Bonus	180,000	Lump sum
Health care benefits	30,000	2 years duration
Vehicle	20,000	2 years duration
Gross up for taxes	475,000	Lump sum
Total	$1,065,000

Richard F. Nanna.  Mr. Nanna's employment agreement provides that, in the event of the termination of his employment without cause or upon a change of control of the Corporation (defined as a change in the beneficial ownership of 20% or more of the issued and outstanding shares of the Corporation), (i) Mr. Nanna will be entitled to receive severance equal to 36 months of his base salary, 50% of the bonus entitlement for the 36 month period, and any other compensation/benefits to which he would otherwise have been entitled during such 36 month period, (ii) all of such severance shall be calculated on a grossed-up basis for all taxes and (iii) any options granted to Mr. Nanna shall immediately vest.

Salary	$540,000	Lump sum
Bonus	270,000	Lump sum
Health care benefits	40,000	3 years duration
Vehicle	45,000	3 years duration
Sports Club	15,000	3 years duration
Gross up for taxes	726,000	Lump sum
Total	$1,636,000

Timothy G. Smith.  Mr. Smith's employment agreement provides that, in the event of the termination of his employment without cause or upon a change of control of the Corporation (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the board of directors, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), Mr. Smith will be entitled to receive severance equal to 15 months of his base salary and benefits to which he would otherwise have been entitled for a period of 12 months.

Salary	$187,500	Lump sum
Health care benefits	20,000	1 year duration
Vehicle	10,000	1 year duration
Total	$217,500

Brent E. Timmons.  Mr. Timmons’ employment agreement provides that, in the event of the termination of his employment without cause or upon a change of control of the Corporation (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the board of directors, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), Mr. Timmons will be entitled to receive severance equal to 12 months of his base salary and benefits to which he would otherwise have been entitled for a period of 12 months.

Salary	$115,000	Lump sum
Health care benefits	20,000	1 year duration
Vehicle	10,000	1 year duration
Total	$145,000

INDEBTEDNESS OF DIRECTORS AND OFFICERS

No director or officer of the Corporation, and no associate of any director or officer of the Corporation, was indebted to the Corporation at any time during the year ended December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Corporation's Common Shares that may be issued upon the exercise of options or warrants under the Corporation's existing equity compensation plan as of December 31, 2007.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options (#)	(b) Weighted-Average Exercise Price of Outstanding Options ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (#)
Equity compensation plans approved by security holders:
Stock Option Plan	6,227,503	$0.81	5,912,183
Equity compensation plans not approved by security holders	0	N/A	0
Total	6,227,503	$0.81	5,912,183

DIRECTORS' AND OFFICERS' INSURANCE

The Corporation has directors' liability insurance for the directors and officers of the Corporation and its subsidiaries. The aggregate annual premium is $158,000. The annual insurance coverage under the applicable policy is limited to $10,000,000 per policy year with an additional $10,000,000 excess coverage per year.

There is a $150,000 deductible provision for securities claims and $100,000 deductible provision for all other claims made by the Corporation. The limit does not apply to claims by any director or officer.

INTERESTS OF INSIDERS AND OTHERS IN MATERIAL TRANSACTIONS

Related Party Transactions

Except as set forth hereafter and in the employment agreements and stock option grants described elsewhere in this Circular, no director, senior officer or associate of a director or senior officer nor, to the best knowledge of the directors or senior officers of the Corporation after having made reasonable inquiry, any person or company who beneficially owns, directly or indirectly, voting securities of the Corporation carrying more than five (5%) percent of the voting rights attached to any class of voting securities of the Corporation outstanding at the date hereof, or any associate or affiliate thereof, has any interest in any material contracts to which the Corporation is a party.

February 2007 Convertible Debenture Offering

On February 23, 2007, the Corporation completed a private placement of $8,580,000 aggregate principal amount of convertible debentures (the “Debentures”). One of the purchasers in the private placement was RAB Special Situations (Master) Fund Limited, a beneficial owner of more than five percent (5%) of the Corporation's Common Shares.

In connection with the placement of Debentures, the Corporation entered into subscription agreements with the purchasers thereof, including RAB Special Situations (Master) Fund Limited pursuant to which the Corporation agreed to sell US$8,580,000 aggregate principal amount of Debentures. Each $1,000 principal amount of Debentures is convertible at the option of the purchaser thereof into 2,000 Common Shares, at any time until they mature. The Corporation has the option to force conversion of the Debentures under certain circumstances.

The terms of the Debentures are summarized below:

•	Maturity: The Debentures will mature on February 23, 2009.

•	Interest Payments: The Debentures accrue interest at the rate of 12% per annum for the first year following the closing and 18% thereafter, and will be payable in cash on the first anniversary of the closing date and on the maturity date.
•	Conversion: The Debentures are convertible into the Corporation's Common Shares at the election of the holder at $0.50 per common share at any time prior to the maturity of the Debenture.
•	Forced Conversion: The Corporation has the option to force conversion of the Debentures under the following circumstances: (1) at any time after September 24, 2007 and prior to the maturity date if the 20-day weighted average trading price of the Corporation's Common Shares equals or exceeds $0.90 (if the Corporation forces conversion in this circumstance prior to the first anniversary of the issuance of the Debentures, the Corporation will be required to pay interest for the full first year after which no further payments will be required; if the Corporation forces conversion after the one year anniversary, there will be no additional payment beyond the normal course interest amount outstanding) and (2) in the event of a change of control of the Corporation.
•	Payment at Maturity: Prior to maturity, the holder will have the option to convert the Debentures into Common Shares at a price of $0.50 per share (subject to adjustment upon the occurrence of stock splits, stock dividends and similar events).
•	Events of Default: If there is an event of default under the Debentures, 100% of the principal amount of the Debentures, plus accrued and unpaid interest, if any, automatically becomes due and payable. Events of default include (i) default in the Corporation's obligation to pay when due principal, interest or any other amount payable under the Debentures, (ii) certain events of bankruptcy, insolvency or reorganization with respect to the Corporation or any of its subsidiaries, and (iii) if the Corporation or any of its subsidiaries takes any corporate proceedings for dissolution, liquidation or amalgamation.

Each $1,000 principal amount of Debentures includes 2,000 common share purchase warrants (the “Purchase Warrants”). Each Purchase Warrant entitles the holder to purchase one of the Corporation's Common Shares at an exercise price of $0.50 per share (subject to adjustment) for a two-year period from the closing date of the offering.

Each of the holders of the Debentures (including RAB Special Situations (Master) Fund Limited) is a party to a Registration Rights Agreement with the Corporation (the “Registration Rights Agreements”). Under the terms of the Registration Rights Agreements, the Common Shares underlying the Debentures and the Purchase Warrants are required to be registered for resale on a registration statement to be filed with the U.S. Securities and Exchange Commission.

October 2007 Flow Through Common Share Offering

On October 31, 2007, the Corporation completed a private placement to Canadian purchasers of 7,454,545 Common Shares issued at Cdn$0.55 per share on a “flow through” basis pursuant to the Income Tax Act (Canada) (the “Flow Through Shares”) for gross proceeds equal to Cdn$4,100,000. Mr. Hobart, a director and assistant secretary of the Corporation, purchased 54,545 Flow Through Shares in the offering.

Other

In 2007, the Corporation paid $9,000 for consulting services to Surradial, an entity owned by the brother of R. David Russell, the President and Chief Executive Officer of the Corporation. In 2007, the Corporation paid Fogler, Rubinoff LLP $380,539, in respect of legal services provided to the Corporation. Mr. Hobart, a director and assistant secretary of the Corporation, is a partner at Fogler, Rubinoff LLP.

Policy Regarding Related Party Transactions

The Corporation or one of its subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include the Corporation's executive officers, directors, 5% or more beneficial owners of the Corporation's common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” All related party transactions may only be consummated or continue if

•	the audit committee shall have approved or ratified such transaction and if the transaction is on terms comparable to those that could be obtained in arm's length dealings with unrelated third parties;
•	the transaction is approved by the disinterested members of the board of directors; or
•	the transaction involves compensation approved by the Corporation's Compensation Committee.

The Corporation's policy regarding related party transactions is evidenced by a written policy which was adopted by the board of directors. All of the related party transactions described under the heading “Interests of Insiders and Others in Material Transactions — Related Party Transactions” of this Circular have been approved pursuant to these policies and procedures.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation's officers and directors, and persons who own more than 10% of the Corporation's Common Shares, to file reports of ownership and changes of ownership of such securities with the United States Securities and Exchange Commission. Based on a review of the Corporation's records, management believes that all filing requirements applicable to the Corporation's officers, directors and holders of more than 10% of the Corporation's Common Shares were complied with during the 2007 fiscal year.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person who was a director or senior officer of the Corporation at any time since the beginning of the Corporation's last completed financial year, no person who is a proposed nominee for election as a director of the Corporation and no associate or affiliate of any such director, senior officer or proposed nominee has any material interest, direct or indirect, in any matter to be acted upon at the Meeting other than the election of directors.

PARTICULARS OF MATTERS TO BE ACTED UPON

Financial Statements

The shareholders will receive and consider the audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 2007, together with the auditor's report thereon.

Proposal #1 — Election of Directors

Management of the Corporation has nominated seven persons for election to the board of directors, each of which has been a member of the board of directors as of the dates indicated below. Management does not contemplate that any of the nominees will be unable to serve as a director. However, if a nominee should be unable to so serve for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion. Each director elected will hold office until the next annual meeting or until his successor is appointed, unless his office is earlier vacated in accordance with the Business Corporations Act (Yukon), and the by-laws of the Corporation. The persons named in the enclosed form of proxy intend to vote for the election of all of the nominees whose names are set forth below.

The election of the directors nominated must be approved by a majority of the votes cast at the Meeting.

The following table and the notes thereto state the names of all persons proposed to be nominated for election as directors, all other positions or offices with the Corporation and its subsidiaries now held by them, their principal occupations or employment, the year in which they became directors of the Corporation, the approximate number of Common Shares beneficially owned, or controlled or directed, directly or indirectly, by each of them, as of April 3, 2008.

Name and Municipality of Residence	Present Principal Occupation	Year First Became Director(1)	Common Shares Beneficially Owned, or Controlled or Directed Directly or Indirectly(2)	Age
Robert W. Babensee(3)(4)(6) Etobicoke, Ontario	Retired Chief Financial Officer	2005	30,000	67
G. Michael Hobart(6) Toronto, Ontario	Partner, Fogler, Rubinoff LLP, a law firm	2002	55,545	49
Marvin K. Kaiser(3)(5) Mayfield, Kentucky	Retired Business Executive	2006	Nil	66
David W. Peat(3)(4) Fernandina Beach, Florida	Vice President and Chief Financial Officer of Frontera Copper Corporation	2006	Nil	55
R. David Russell(5) Aurora, Colorado	President and Chief Executive Officer of the Corporation	2002	1,636,100(7)	51
Charles E. Stott(4)(5) Evergreen, Colorado	Independent Mining Consultant	2002	2,000	74
W. S. (Steve) Vaughan(6) Toronto, Ontario	Partner, Heenan Blaikie LLP, a law firm	2002	Nil	70

(1)	Each director will serve for a one-year term.
(2)	Information regarding Common Shares held does not include Common Shares issuable upon the exercise of options, warrants or other convertible securities of the Corporation.
(3)	A current member of the Audit Committee.
(4)	A current member of the Compensation Committee.
(5)	A current member of the Technical Committee.
(6)	A current member of the Nominating Committee.
(7)	Includes 100 Common Shares that are held indirectly by Mr. Russell for the benefit of his minor child.

The principal occupation for the past five years for each of the nominees is set forth below.

Robert W. Babensee

Mr. Babensee was as a partner of the Canadian accounting firm BDO Dunwoody LLP from 1984 to 2004, where he practiced as an assurance specialist. From February 2005 until July 2006 Mr. Babensee was the Chief Financial Officer of Golden China Resources Corporation, which was a TSX Venture Exchange listed natural resource company whose operating focus was in Asia. Mr. Babensee is a member of the Institute of Chartered Accountants of Ontario since 1968.

G. Michael Hobart

Mr. Hobart is a partner at the Toronto, Ontario office of Fogler, Rubinoff LLP, a law firm, where he has practiced corporate and securities law since September 2002. Prior thereto he was a partner of Aylesworth Thompson Phelan O'Brien LLP, a law firm, from 1998 to 2002. He earned a B.A. at McGill University (1982) and a LL.B. at the University of New Brunswick (1985). He has held directorships and senior officer positions with several junior mineral exploration companies in Canada. Mr. Hobart was called to the Ontario Bar in 1987 and is a member of the Canadian Bar Association. Mr. Hobart also serves as assistant secretary.

Marvin K. Kaiser

Mr. Kaiser was the Executive Vice President and Chief Administrative Officer of The Doe Run Company, an international natural resource company focused on the mining, smelting, recycling and fabrication of metals, from December 1993 to February 2006. Prior thereto, he was the Chief Financial Officer of Amax Gold Inc., an NYSE listed company, from 1989 to 1993. Mr. Kaiser currently serves as a director of Constellation Copper Corporation, Uranium Resources Corporation and El Capitan Precious Metals. Mr. Kaiser earned a Bachelor of Science, Accounting, in 1963 from Southern Illinois University. He has served on the School of Accountancy Advisory Board at Southern Illinois University since 1988. He also currently serves as a director of the Southern Illinois University Foundation.

David W. Peat

Mr. Peat is the Vice President and Chief Financial Officer of Frontera Copper Corporation, a TSX listed natural resource company with a mine in Mexico. From 2002 through 2004, Mr. Peat served as Vice President and Global Controller for Newmont Mining Corporation, a gold mining company. From 1999 through 2002, Mr. Peat served as Vice President, Finance, and Chief Financial Officer for Homestake Mining Company, a gold mining company. Mr. Peat has been a member of the Institute of Chartered Accountants of Ontario since 1978. Mr. Peat earned a Bachelor of Commerce, Honors Business Administration in 1976, and a Bachelor of Arts, Economics in 1975.

R. David Russell

Mr. Russell has been the Corporation's President and Chief Executive Officer since June 2002. Mr. Russell was a founder of Nevoro Gold Corporation in January 2002, the predecessor of Apollo Gold Corporation, and served as its President from February 2002 through June 2002. Mr. Russell was an independent mining consultant from 1999 to 2002. Mr. Russell also serves as a director of General Moly, Inc. and Calais Resources, Inc. Mr. Russell received his mining engineering degree from Montana Tech.

Charles E. Stott

Mr. Stott has been since 1995 an independent mining consultant with T.P. McNulty and Associates, which provides consulting services to the mineral, metal and chemical industries. Since 2002 he has also served as a member of the board of directors of Hazen Research, Inc. Mr. Stott was a director of Getchell Gold Corporation from 1996 to 1999. He was President and Chief Executive Officer of Gold Capital Corporation from 1994 to 1995 and was President and Chief Executive Officer of Horizon Resources Corporation from 1990 to 1993. Mr. Stott served as President and Chief Executive Officer of Amax Gold Inc. from 1986 to 1989. Mr. Stott holds a mining engineering degree from the Colorado School of Mines and a J.D. degree from the Hastings College of Law, University of California.

W. S. (Steve) Vaughan

Steve Vaughan is a partner in the Business Law Group with Heenan Blaikie LLP, a law firm based in Toronto, focusing on the natural resources industry, particularly mining. From 2002 until February 2007, Mr. Vaughan was a partner of McMillan Binch Mendelsohn. Prior thereto he was a partner of Aird & Berlis LLP, a law firm, from 1974 until February 2002. He has a B.Sc. and a M.Sc. degree in geology as well as a law degree and has worked in or been closely associated with all facets of the mineral exploration, mine finance and securities industries since 1955. Mr. Vaughan is a director and member of the Securities Committee of the Prospectors and Developers Association of Canada. Mr. Vaughan also serves as a director of Algoma Central Corporation, Consolidated Tanager Limited, Golden China Inc., Platte River Gold Inc., and Western Troy Capital Resources Inc.

Proposal #2 — Election of Auditors

The board of directors recommends the re-appointment of Deloitte & Touche LLP, Chartered Accountants, of Vancouver, British Columbia, the present independent auditors, as the auditors of the Corporation to hold office until the close of the next annual meeting of the shareholders. Deloitte & Touche LLP has served as the Corporation's independent auditors continuously since 2002. Deloitte & Touche LLP will not attend this Meeting.

The re-appointment of Deloitte & Touche LLP must be approved by a majority of the votes cast at the Meeting.

The following table shows the aggregate fees, all of which were fully approved by the Audit Committee, billed to the Corporation for professional services by Deloitte & Touche LLP for fiscal years 2007 and 2006 (in Cdn$):

	Fiscal 2007	Fiscal 2006
Audit Fees	$290,000	$245,000
Audit-Related Fees	$29,000	$41,000
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$319,000	$286,000

Audit Fees.  This category includes the aggregate fees billed for professional services rendered for the audits of the Corporation's consolidated financial statements for fiscal years 2007and 2006, for the reviews of the financial statements included in the Corporation's quarterly reports on Form 10-Q during fiscal 2007 and 2006, and for other services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for other engagements under professional auditing standards, accounting and reporting consultations, internal control-related matters, and audits of employee benefit plans.

Tax Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice. Of these amounts, $0 was related to tax compliance services for review of federal and state tax returns for both 2007 and 2006.

All Other Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent auditors, other than those reported above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

In the past, the board of directors has reviewed and approved the fees to be paid to the auditors. Such fees have been based upon the complexity of the matters in question and the time incurred by the auditors. Management believes that the fees negotiated in the past with the auditors of the Corporation were reasonable in the circumstances and would be comparable to fees charged by other auditors providing similar services.

As discussed in the “Report of the Audit Committee” in this Circular, the Audit Committee has reviewed and considered whether the provision of services other than audit services is compatible with maintaining the auditors' independence. Commencing in 2003, the Audit Committee considered and pre-approved expenditure limits for the Corporation's auditors and reviewed and pre-approved the provision of non-audit services by the Corporation's auditors to ensure they are consistent with maintaining the auditor's independence.

It is intended that on any ballot that may be called relating to the appointment of auditors, the shares represented by proxies in favor of the management nominees will be voted in favor of the appointment of Deloitte & Touche LLP as auditors of the Corporation and the resolution authorizing the directors to fix remuneration of the auditors, unless a shareholder has specified in his proxy that his shares are to be withheld from voting on the appointment of auditors.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services and Independent Auditors

The Audit Committee has established a policy requiring pre-approval of all audit engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and all permissible non-audit services performed by the independent auditors. Such services may be approved at a meeting of the Audit Committee or by the Chairman of the Audit Committee, provided that the Chairman presents any such pre-approvals to the Audit Committee at each of its scheduled meetings.

APPROVAL

The contents and the sending of this Circular have been approved by the directors of the Corporation.

OTHER MATTERS

Management knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice. However, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter with the best judgment of the person or persons voting the proxy.

INCORPORATION BY REFERENCE

The reports of the Compensation and Audit Committees shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Shareholder Proposals for Inclusion in Proxy Statement for 2009 Annual Meeting of Shareholders

To be considered for inclusion in the Corporation's proxy statement for the 2009 annual meeting of shareholders, a shareholder proposal must be received by the Corporation no later than the close of business on January 3, 2009. Shareholder proposals must be sent to the Secretary of the Corporation at the following address: Apollo Gold Corporation, 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111-3220. The Corporation will not be required to include in its proxy statement any shareholder proposal that does not meet all the requirements for such inclusion established by applicable law.

Other Shareholder Proposals for Presentation at 2009 Annual Meeting of Shareholders

For any proposal that is not submitted for inclusion in the Corporation's proxy statement for the 2009 annual meeting of shareholders, but is instead sought to be presented directly at the meeting, the SEC's rules permit management to vote proxies in its discretion if: (1) the Corporation receives notice of the proposal before the close of business on February 16, 2009, and advises shareholders in the proxy statement about the nature of the matter and how management intends to vote on such matter (and certain other conditions are met); or (2) the Corporation does not receive notice of the proposal prior to the close of business on February 16, 2009. Notices of intention to present proposals at the 2009 annual meeting of shareholders should be sent to Secretary of the Corporation at the following address: Apollo Gold Corporation, 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111-3220.

ADDITIONAL INFORMATION

Financial information about the Corporation is contained in its comparative financial statements and Management's Discussion and Analysis for fiscal year ended December 31, 2007, which can be obtained, at no cost to you, by sending a request to

Apollo Gold Corporation
Colorado Executive Offices
5655 South Yosemite Street
Suite 200
Greenwood Village
Colorado, 80111-3220

Attention: Melvyn Williams, Chief Financial Officer

Additional information relating to the Corporation is on SEDAR at www.sedar.com.

DATED at Greenwood Village, Colorado this 3rd day of April, 2008.

By Order of the Board of Directors

/s/ R. David Russell
President and
Chief Executive Officer

SCHEDULE “A”

CORPORATE GOVERNANCE PROCEDURES

The Canadian securities regulatory authorities have adopted National Instrument 58-101 “Disclosure of Corporate Governance Practices” (“NI 58-101”), which requires disclosure of the approach of the Corporation to corporate governance, and National Policy 58-201 “Corporate Governance Guidelines” (“NP 58-201”), which provides guidance on corporate governance practices, and in the U.S., the United States Sarbanes-Oxley Act of 2002 as well as the AMEX listing standards and corporate governance requirements (the “AMEX Standards”) require similar disclosure.

OVERVIEW OF CORPORATE GOVERNANCE PRACTICES

Assumption of Responsibilities by the Board of Directors

The board of directors participates fully in assessing and approving strategic plans and prospective decisions proposed by management. In order to ensure that the principal business risks borne by the Corporation are appropriate, the board of directors receives and comments on periodic reports from management of the Corporation's assessment and management of such risks. The board of directors regularly monitors the financial performance of the Corporation, including receiving and reviewing detailed financial information contained in management reports. The board of directors, directly and through the Audit Committee, assesses the integrity of the Corporation's internal control and management information systems. In 2003, the board of directors adopted a Disclosure Policy and appointed a Disclosure Policy Officer being an Assistant Secretary of the Corporation, to determine, among other things, the appropriateness and timing of the release of information with respect to developments at the Corporation.

The board of directors regularly receives reports regarding the monitoring of senior management of the Corporation and its subsidiaries. Input is received at both the Compensation Committee and board of directors meetings regarding the performance of senior management. Both the Compensation Committee and the board of directors have specifically assumed responsibility for reviewing the performance of senior management.

The board of directors meets at least four times each calendar year, and more frequently as required. The frequency of meetings, as well as the nature of the agenda items, change depending on the state of the Corporation's affairs and in light of opportunities or risks which the Corporation faces from time to time. In 2007, the board of directors held 8 meetings.

Corporate Governance Principles

In 2003, the board of directors formally adopted a set of corporate governance principles. Those principles provide guidelines on board of directors size, independence of board of directors members, nominating and orientation of new directors, retirement and resignation of board of directors members, conduct of board of directors meetings, conflicts of interest, share ownership by directors, compensation review, assessing board of directors and committee performance, interaction with third parties and confidentiality. The principles also require each of the committees of the board of directors to adopt a written charter approved by the board of directors, as well as set out minimum numbers for committee meetings. In addition, in 2004, the board of directors created a Nominating Committee to comply with the AMEX Standards.

Composition of the Board of Directors

NI 58-101 and the AMEX Standards define an “independent director” as a director who is affirmatively determined by the board of directors not to have a material relationship with the listed company that would interfere with the exercise of independent judgment.

NP 58-201 states that the board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. The AMEX Standards require that each listed company must have a sufficient number of independent directors on its board of directors such that at least a majority of such directors are independent directors subject to the certain exceptions. The board of directors has determined that fiveof the proposed nominees for director are independent directors. Mr. Hobart is a partner of law firm that provides legal services to the Corporation, and the board of directors has determined that Mr. Hobart is not independent. The other director that is not independent is Mr. Russell, the President and Chief Executive Officer of the Corporation.

The Chairman of the board of directors is Mr. Stott, an independent director. The Chairman's responsibilities include acting as liaison between the board of directors and the Chief Executive Officer and establishing, in consultation with the Chief Executive Officer and the board of directors, procedures to govern the board of directors' performance. Further, the Chairman ensures that the board of directors operates independently of management and that directors have an independent leadership contact. As part of his responsibilities, the Chairman is responsible for obtaining peer reviews of the operation of the board of directors to obtain insight as to areas where the board of directors and its committees could be operating more effectively. The Chairman chairs all board of directors meetings including meetings at which only independent directors are present. During their meetings, several committees of the board of directors also hold sessions with only independent directors present.

The board of directors believes that the current size and composition of the board of directors serves the Corporation and its shareholders well. The board of directors believes that all of its directors, including its non-independent directors, make a valuable contribution to the board of directors and the Corporation. As indicated above, a majority of the Corporation's directors are independent. The non-independent directors possess an extensive knowledge of the Corporation's business and have extensive business experience, both of which have proven to be beneficial to the other directors, and their participation as directors contribute to the effectiveness of the board of directors. The board of directors also believes that the directors are sensitive to conflicts of interest and excuse themselves from deliberations and voting in appropriate circumstances.

See “Particulars of Matters to be Acted Upon — Election of Directors” for biographies of the nominee directors, which includes details of other boards on which the Corporation's directors serve.

Committees

The board of directors has four committees: an Audit Committee, a Compensation Committee, a Technical Committee and a Nominating Committee. The board of directors committees are generally composed of outside directors, a majority of whom are independent directors in accordance with the AMEX Standards. All of the directors on the Audit Committee, Compensation Committee and Nominating Committee are independent directors in accordance with NP 58-201. The composition, mandate and certain activities of each committee are set out under “Statement of Corporate Governance Practices — Board Committees” of this Circular.

Position Descriptions

The board of directors has given a mandate to the Compensation Committee to develop position descriptions for senior management. Guidelines have been developed and approved by the board of directors which set out those matters requiring board of directors approval. See above under “Composition of the Board of Directors” for the position description for the Chairman of the board of directors.

Director Orientation and Continuing Education

In accordance with NI 58-101 and NP 58-201, the Corporation has established a process to provide an orientation and education program for new recruits to the board of directors. Such orientation and education program consists of details of the Corporation's organizational structure, the structure of the board of directors and its committees, compliance requirements for directors, corporate policies and by-laws. They also meet with a number of directors and senior management personnel of the Corporation and its material subsidiaries to learn of the functions and activities of the Corporation. On an ongoing basis, presentations are made to the board of directors on various aspects of the Corporation's operations.

Board Functioning and Independence

In accordance with the NP 58-201 and the AMEX Standards, the Corporation provides orientation to new recruits to the board of directors. Such orientation consists of orientation sessions with management, a review of prior board of directors activity, receipt of documentation including the Corporation's articles, by-laws, policies and procedures and personal meetings with directors and management of subsidiaries.

The board of directors has a formal policy that all acquisitions and divestitures of a material nature require the approval of the board of directors. In addition, the board of directors policy requires that all major strategic decisions, including any change in the strategic direction of the Corporation, be presented by management to the board of directors for approval. As part of its ongoing activity, the board of directors regularly receives and comments upon reports of management as to the performance of the Corporation's business and management's expectations and planned actions in respect thereto.

The board of directors reviews the adequacy and form of the compensation of directors to ensure the compensation realistically reflects the responsibility and risk involved in being an effective director. The board of directors has made it a priority to continue to examine and develop the processes which it follows in its deliberations in order that it will continue to fulfill its mandate.

The board of directors and the Chief Executive Officer engage in regular dialogue regarding the performance of the senior management team, including the Chief Executive Officer, in achieving the Corporation's strategic objectives as determined by management and the board of directors. As the board of directors has plenary power, any responsibility which is not delegated to management or a board of directors committee remains with the board of directors.

The board of directors conducts in-camera sessions without management present as it deems appropriate and also conducts in-camera sessions to review the recommendations of the Compensation Committee. The Compensation Committee also conducts part of its deliberations without management present. As well, the Audit Committee has a policy to meet annually with the Corporation's auditors without management present.

The By-laws of the Corporation provide for a system which enables an individual director to engage an outside adviser at the expense of the Corporation in appropriate circumstances. Prior approval of the Audit Committee is required for the retention of such an adviser.

The Corporation has adopted a formal policy that all members of the board of directors are encouraged, but not required, to attend the annual meeting of shareholders of the Corporation. Other than Mr. W. S. Vaughan and Mr. M. Hobart, all members of the board attended the Corporation's 2007 annual and special meeting held on May 16, 2007.

Shareholder Communications

The Corporation endeavours to keep all shareholders well informed as to the financial performance of the Corporation, primarily by means of its annual and quarterly reports, and by press releases. The board of directors has specifically adopted a disclosure policy in furtherance of these goals.

Management of the Corporation is receptive to shareholder feedback in any form. It is the policy of the Corporation to receive and respond promptly to shareholder enquiries, while being guided by legal requirements as well as the Corporation's policies in respect to confidentiality and disclosure. Shareholders wishing to send communications to the board of directors should write to either the Chairman of the board of directors or the Secretary of the Corporation at the following address: Apollo Gold Corporation, 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111-3220. All such communication shall state the type and amount of Corporation securities held by the security holder and shall clearly state that the communication is intended to be shared with the board of directors, or if applicable, with a specific committee of the board of directors. The Chairman of the board of directors or the Secretary of the Corporation, as applicable, will forward all such communication to the members of the board of directors or specific committee of the board of directors.

Code of Business Conduct and Ethics

In 2003, the Corporation formally adopted a Code of Business Conduct and Ethics and related policies, which sets high standards for ethical behavior throughout the organization. The Code of Business Conduct and Ethics provides the entire organization with the same frame of reference for dealing with sensitive and complex issues such as conflicts of interest, use of information, confidentiality of personal information, confidentiality of business information, corporate opportunities, use of inside information, fair trading, protection and use of company assets, accounting practices, records retention, compliance with laws, rules and regulations, and duty to report and consequences.

In addition, in 2004 the Corporation formally adopted a Code of Ethics (the “Code”) pursuant to section 406 of SOX and the Rules of AMEX in order to provide written standards and guidance to the Corporation's directors, principal executive officer, principal financial officer, principal accounting officer or controller or those performing similar functions and any “executive officers” (as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) of the Corporation not named above. The purpose of the Code is to promote:

•	honest, and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	compliance with applicable governmental laws, rules and regulations;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Corporation;
•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.

The Code is posted on the Corporation's website at www.apollogold.com. Amendments of/and waivers granted under the Code will be disseminated on the Corporation’s website.

Whistleblower Policy

The Corporation's internal controls and corporate reporting and disclosure procedures are intended to prevent, deter and remedy any violation of the applicable laws and regulations that relate to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud against shareholders. Even the best systems of control and procedures, however, cannot provide absolute safeguard against such violations.

In 2004, the Audit Committee of the Corporation formally adopted a Whistleblower Policy which governs the process through which employees and others, either directly or anonymously, can notify the Corporation's Compliance Officer or Audit Committee of potential violations or concerns.

The Whistleblower Policy also establishes a mechanism for responding to, and keeping records of, complaints from employees and others regarding such potential violations or concerns.

APOLLO GOLD CORPORATION

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS
OF APOLLO GOLD CORPORATION TO BE HELD ON

May 7, 2008

YOUR VOTE IS IMPORTANT

Apollo Gold Corporation
PROXY

The undersigned shareholder of Apollo Gold Corporation (the “Corporation”) hereby appoints R. David Russell, President of the Corporation, or failing him, Melvyn Williams, Chief Financial Officer of the Corporation, or instead of either of the foregoing  as the nominee of the undersigned, with full power of substitution, to attend and act for and on behalf of the undersigned at the annual meeting of shareholders of the Corporation to be held at the Embassy Suites Denver Southeast, 7525 E. Hampden Avenue, Denver, Colorado, USA, on Wednesday, May 7, 2008 at the hour of 10 a.m. (Colorado Time), and at any adjournment or adjournments thereof, to the same extent and with the same power as if the undersigned were personally present at the said meeting or such adjournment or adjournments thereof and, without limiting the generality of the power hereby conferred, with respect to all shares registered in the name of the undersigned, the nominees named above are specifically directed to vote or withhold from voting as indicated on the reverse side hereof.

THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT OF THE CORPORATION.

WITHOUT LIMITING THE GENERAL AUTHORIZATION AND POWER HEREBY GIVEN, ALL THE SHARES REGISTERED IN THE NAME OF THE UNDERSIGNED ARE TO BE VOTED AS INDICATED ON THE REVERSE AND MAY BE VOTED IN THE DISCRETION OF THE NOMINEE WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE OF THE MEETING, AND/OR IN RESPECT OF ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND IN SUCH MANNER AS SUCH NOMINEE IN HIS JUDGMENT MAY DETERMINE. IF NO CHOICE IS SPECIFIED THIS PROXY WILL CONFER DISCRETIONARY AUTHORITY AND WILL BE VOTED IN FAVOUR OF THE MATTERS REFERRED TO ABOVE.

A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR HIM AND ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THIS FORM OF PROXY. SUCH RIGHT MAY BE EXERCISED BY FILLING IN THE NAME OF SUCH PERSON IN THE BLANK SPACE PROVIDED.

(SEE REVERSE SIDE)

☒	Please mark boxes as in this sample.

Directors and management recommend shareholders vote FOR the following matters:

(1) Election of Directors

G. Michael Hobart R. David Russell	Charles E. Stott W.S. Vaughan	Marvin K. Kaiser Robert W. Babensee David W. Peat	☐ FOR all nominees listed (excepted as indicated to the contrary below)	☐ WITHHOLD from all nominees listed

To withhold authority to vote for any individual nominee, please write that nominee’s name(s) on the line below.

(2) Appointment of Auditor

    FOR  ☐             WITHHOLD  ☐

DATED THE  DAY OF , 2008.

Name of Shareholder (please print)

Per:

Signature of Shareholder

Notes:

(1)	This proxy form must be signed by the shareholder or by his attorney authorized in writing or, if the shareholder is a Corporation, by an officer or attorney thereof duly authorized.
(2)	If this proxy is not dated in the space provided, it shall be deemed to bear the date on which the form of proxy is mailed by management.